Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cautionary Statement on Risks Associated With Forward-Looking Statements

You should read the following discussion in conjunction with our Consolidated Financial Statements and related notes. This Report contains forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “predict,” “intend,” “plan,” “estimate,” “may,” “will,” “should,” “could,” and similar expressions and their negatives are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statement. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described below and elsewhere in this Report, and in other documents we file with the SEC from time to time.

Overview of 2004 Results

Our operations and financial performance during 2004 continued to be impacted by events in our recent past, most notably the required restatement of our financial statements during 2003; the delisting of our common stock by NASDAQ in 2003, which, among other things, triggered a repurchase event under our 5.25% Convertible Subordinated Debentures due 2005 (“2005 Notes”); the investigation by the SEC which was begun in 2002 and concluded in 2004; and the shareholder class action and derivative actions which began in 2003 and concluded in 2004. These events effected our sales activity adversely because the very existence of such matters brought into question the financial stability and viability of our Company, particularly during 2003 when the sales cycle began for many of the HIS systems that were awarded in 2004. Some of our key financial performance measurements are as follows:

•	Total revenue increased $8.8 million or 7.6% to $124.8 million in 2004 from $116.0 million in 2003. The majority of the increase was due to increased services, maintenance and hardware revenue. However, revenue from licenses declined slightly.

•	Gross margin increased $3.4 million or 4.7% to $74.4 million in 2004 from $71.0 million in 2003. As a percentage of revenue, gross margin declined to 60% in 2004 from 61% in 2003. This was due in large part to the amortization of acquired technology from the Détente and Tempus acquisitions of $ 1.9 million.

•	Loss from operations increased from $12.9 million in 2003 to $16.2 million in 2004, but included in the 2004 results is a $4.1 million exit cost for our former headquarters in San Rafael, California.

•	Net loss increased from $23.9 in 2003 to $41.8 in 2004. The 2004 net loss includes a $14.9 million loss related to the early retirement of all of our debt, the loss related to the closing of our former headquarters and the impairment charges related to Financial Services Division, as mentioned above.

•	Cash and cash equivalents decreased by $14.5 million to $22.4 million at December 31, 2004 from $36.9 million at December 31, 2003.

•	Cash flows from operations used $10.3 million in 2004 compared to $802,000 provided by operations in 2003.

•	Days sales outstanding (“DSO”) at December 31, 2004 was under 71 days as compared to 90 days for 2003.

In December 2004, due to its increasing losses and negative cash flow, we announced the closing of our Financial Services Division, effective on February 14, 2005.

However, in spite of the challenges that the aforementioned events imposed and the continued competition in the marketplace, we were still able to achieve the following during 2004:

•	We settled the shareholder class action and derivative action suits, and such settlements were covered substantially by insurance;

•	We resolved the SEC investigation by consenting to a Cease and Desist Order; no fine was assessed against the Company;

•	We issued $100 million of Series A Convertible Preferred Stock;

•	We used the proceeds of the Series A Convertible Preferred Stock issuance to retire all of our outstanding 2005 Notes and all of our outstanding 2008 Notes;

•	We became listed on the American Stock Exchange under the symbol QD; and

•	We acquired Détente Systems, Pty. Ltd for $4.0 million in cash, and Tempus Software, Inc for $13.7 million in cash and stock during the year. These acquisitions added Lab, Radiology and Enterprise Scheduling products to our portfolio.

In 2005, we will need to focus on a few broad objectives:

•	Build the sales pipeline and increase sales bookings;

•	Deliver new products and improve technology;

•	Grow revenue and improve profitability;

•	Control expenses; and

•	Fill product line gaps through joint ventures or merger and acquisition activity.

Critical Accounting Policies and Estimates

Our critical accounting policies have a considerable impact on Management’s Discussion and Analysis.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates, assumptions, and judgments that affect the reported amounts of assets and liabilities, revenues, and expenses. Significant estimates and assumptions have been made regarding revenue recognition, the allowance for doubtful accounts, contingencies, litigation, intangibles resulting from our purchase business combinations, charges associated with exit activities and other amounts. We base our estimates and assumptions on historical experience and on various other assumptions which management believes to be reasonable under the circumstances. Uncertainties inherent in these estimates include, among other things, significant estimates within percentage-of-completion accounting. In addition, we annually review and test our estimates related to the valuations of intangibles including acquired technology, goodwill, customer lists, trademarks and other intangibles, and capitalized software. Actual results may differ materially from these estimates.

Revenue Recognition

Our revenue is principally generated from three sources: (i) licensing arrangements, (ii) services and (iii) hardware.

Our license revenue consists of fees for licenses of proprietary and third-party software. Cost of license revenue primarily includes the costs of third-party software and royalties, and amortization of capitalized software and acquired technology. Our service revenue consists of maintenance, software installation, customer training, and consulting services related to our license revenue, fees for providing management services, such as accounts receivable and payment collection outsourcing, specialized staffing, analytical services and seminars. Cost of services consists primarily of salaries, benefits, and allocated costs related to providing such services. Hardware revenue includes third party hardware used to support our software installation. Cost of hardware revenue consists of third party equipment and installation.

We license our products through our direct sales force. Our license agreements for such products do not provide for a right of return and historically, product returns have not been significant.

We recognize revenue on our software products in accordance with Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended; SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts; and the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) 104, Revenue Recognition.

We recognize revenue when all of the following criteria are met: there is persuasive evidence of an arrangement; the product has been delivered; we no longer have significant obligations with regard to implementation; the fee is fixed and determinable; and collectibility is probable. Delivery is considered to have occurred when title and risk of loss have been transferred to the customer, which generally occurs when media containing the licensed programs is provided to a common carrier. We consider all arrangements with payment terms extending beyond 180 days to be not fixed and determinable. Revenue for arrangements with extended payment terms is recognized when the payments become due, provided all other recognition criteria are satisfied. If collectibility is not considered probable, revenue is recognized when the fee is collected.

We allocate revenue to each element in a multiple-element arrangement based on the element’s respective fair value, with the fair value determined by the price charged when that element is sold separately. Specifically, we determine the fair value of the maintenance portion of the arrangement based as if sold separately and measured by the renewal rate offered to the customer. The professional services portion of the arrangement is based on hourly rates which we charge for these services when sold separately from software. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. The proportion of revenue recognized upon delivery varies from quarter to quarter depending upon the mix of licensing arrangements, perpetual or term-based, and the determination of vendor-specific objective evidence (“VSOE”) of fair value for undelivered elements. Many of our licensing arrangements include fixed implementation fees and do not allow us to recognize license revenue until these services have been performed. We have VSOE for all undelivered elements.

Certain of our perpetual and time-based licenses include unspecified upgrades. We recognize revenue from these contracts ratably over the term of the arrangement. As of December 31, 2004, there are a few limited number of perpetual licensing arrangements that include unspecified upgrades through 2005.

Contract accounting is applied where services include significant software modification, installation or customization. In such instances, the services and license fee is accounted for in accordance with SOP 81-1, whereby the revenue is recognized, generally using the percentage-of-completion method measured on labor input hours. If increases in projected costs-to-complete are sufficient to create a loss contract, the entire estimated loss is charged to operations in the period the loss first becomes known. The complexity of the estimation process and judgment related to the assumptions, risks and uncertainties inherent with the application of the percentage-of-completion method of accounting can affect the amounts of revenue and related expenses reported in our consolidated financial statements.

Service revenues from software maintenance and support are recognized ratably over the maintenance term, which in most cases is one year. Service revenues from training, consulting and other service elements are recognized as the services are performed. Service revenues from providing management services such as accounts receivable and payment collection outsourcing are recognized in accordance with SAB 104.

Hardware revenue is generated primarily from transactions in which customers purchased bundled solutions that included the Company’s software and third-party hardware. If the bundled solution includes services that provide significant modification, installation or customization, contract accounting is applied in accordance with SOP 81-1, whereby the revenue is recognized, generally using the percentage-of-completion method measured on labor input hours. Otherwise, hardware revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is reasonably assured.

Deferred revenue includes amounts billed to or received from customers for which revenue has not been recognized. This generally results from deferred maintenance; software installation, consulting and training services not yet rendered; and license revenue deferred until all revenue requirements have been met or as services have been performed. Additionally, there are term-based licenses for which revenues are recognized over the term of the contract, which is generally one year. Unbilled receivables are established when revenue is deemed to be recognized based on our revenue recognition policy, however, we do not yet have the right to bill the customer per the contract terms.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist primarily of amounts due us from our normal business activities. We provide an allowance for doubtful accounts to reflect the expected non-collection of accounts receivable based on past collection history and specific risks identified.

Intangible Assets

QuadraMed’s acquisitions of other companies typically result in the acquisition of certain intangible assets and goodwill.

Goodwill. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are to be separately disclosed on the balance sheet, and are no longer amortized but subject to annual impairment tests or whenever changes in circumstances indicate that the fair value of the Company is less than the carrying value.

Capitalized Software. Software development costs are capitalized upon the establishment of technological feasibility. In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, we establish technological feasibility upon the completion of a working model and beta testing of the software product. The Company amortizes its capitalized software development costs on a straight-line basis generally over a period of five years.

Other Intangible Assets. Other intangible assets primarily relate to developed technology, trademarks and customer lists acquired in our business acquisitions. Other intangible assets also include acquired technology whose amortization is included in cost of license. On January 1, 2002, we adopted the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The provisions of this statement did not have a significant impact on our financial condition or operating results.

Developed technology costs are amortized on a straight-line basis over a period of three years. The majority of other intangible assets are amortized on a straight-line basis over a period of three to five years. These assets are reviewed annually for impairment and written down to net realizable value, if necessary, in accordance with SFAS No. 144.

Recent Accounting Standards

In March 2004, the Financial Accounting Standards Board (“FASB”) issued a proposed statement, “Share-Based Payment”, which addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments.

The proposed statement would eliminate the ability to account for share-based compensation transactions using Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and generally would require instead that such transactions be accounted for using a fair-value-based method. In December 2004, the FASB issued Statement No. 123(R), Share-Based Payment, which is a revision of Statement 123. Statement 123(R) requires all share-based payments to employees and directors to be recognized in the financial statements based on their fair values, using prescribed option-pricing models. Upon adoption of Statement 123(R) on July 1, 2005, pro forma disclosure will no longer be an alternative to financial statement recognition. Accordingly, the adoption of Statement 123(R)’s fair value method may have a significant impact on our results of operations. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosures included in NOTE 14 to our consolidated financial statements. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. The Company continues to monitor the potential impact of the proposed statement on its financial condition and results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, which amends APB Opinion No. 29, Accounting for Nonmonetary Transactions (SFAS No. 153), which requires a nonmonetary exchange of assets be accounted for at fair value, recognizing any gain or loss, if the exchange meets a commercial substance criterion and fair value is determinable. The commercial substance criterion is assessed by comparing the entity’s expected cash flows immediately before and after the exchange. This eliminates the “similar productive assets exception,” which accounts for the exchange of assets at book value with no recognition of gain or loss. Statement 153 will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We do not believe the adoption of SFAS No. 153 will have a material impact on our financial statements.

Results of Operations

The following table sets forth selected data for the indicated periods. For the indicated periods, such data has been updated from the presentation in previous Company disclosures to reflect the Company’s Financial Services Division as a discontinued operation. Percentages are expressed as a percentage of total revenues, except for cost of revenue, which is expressed as a percentage of the related revenue classification.

	Year ended December 31,
	(In thousands, except percentages)
	2004		2003
Revenue
Services	$10,446	8%	$9,617	8%
Maintenance	43,258	35%	36,198	31%
Installation and other	17,924	14%	18,556	16%

Services and other	71,628	57%	64,371	56%
Licenses	45,036	36%	46,790	40%
Hardware	8,140	7%	4,794	4%

Total revenue	124,804	100%	115,955	100%

Cost of revenue
Cost of services and other revenue	30,252	42%	33,003	51%
Royalties and other	9,977	22%	5,775	12%
Amortization of acquired technology and capitalized software	4,138	9%	2,881	6%

Cost of licenses revenue	14,115	31%	8,656	18%
Cost of hardware revenue	6,062	74%	3,273	68%

Total cost of revenue	50,429	40%	44,932	39%

Gross margin	74,375	60%	71,023	61%

Operating expenses
General and administrative	29,707	24%	34,643	30%
Software development	28,056	22%	23,798	21%
Sales and marketing	24,105	19%	20,955	18%
Amortization of intangible assets and depreciation	4,495	4%	4,525	4%
Exit costs of facility closing	4,190	3%	—	0%

Total operating expenses	90,553	73%	83,921	72%

Loss from operations	(16,178)	-13%	(12,898)	-11%

Other income (expense)
Interest expense and other, net	(3,758)	-3%	(6,149)	-5%
Loss on retirement of debt	(14,871)	-12%	—	0%

Other income (expense)	(18,629)	-15%	(6,149)	-5%

Income (loss) from continuing operations	$(34,807)	-28%	$(19,047)	-16%
Loss from discontinued operations (net of income taxes)	(3,690)	-3%	(4,896)	-4%
Loss on discontinued operations (net of income taxes)	(3,332)	-3%	—	0%

Net loss	$(41,829)	-34%	$(23,943)	-21%
Preferred stock accretion	(2,465)	-2%	—	0%

Net loss attributable to common shareholders	$(44,294)	-35%	$(23,943)	-21%

Year Ended December 31, 2004 compared to 2003

Revenue

Total revenue. Total revenue for 2004 of $124.8 million increased $8.8 million, or 7.6%, over total revenue for 2003 of $116.0 million. The net increase of $8.8 million is comprised of a $7.1 million or 20% increase in maintenance revenue and a $3.3 million or 70% increase in hardware revenue, an $0.8 million or 9% increase in services revenue offset by a $632,000 or 3% decrease in installation and other revenue, and a $1.8 million or 4% decrease in license revenue. For each quarter in 2004, total revenue, was $34.6 million, $30.5 million, $30.8 million and $28.9 million, respectively. The first quarter revenue of $34.6 million included an unusually large $4.5 million revenue transaction, consisting mainly of hardware, to a single customer.

Services and other. Services and other revenue consists of professional services, such as implementation and installation services, training, maintenance, which consists of technical support and product upgrades, hardware, reimbursable expenses and other service revenue. Professional services are typically provided over a period of three to six months for the HIM Software products and for two to three years for Affinity and other related Enterprise products. These services are provided subsequent to the signing of a software license arrangement and depend in large part on our software license revenues. Our maintenance revenues depend on both licenses of our software products and renewals of maintenance agreements by our existing customer base.

Services revenue increased approximately $0.8 million, or 8.6%, to $10.4 million in 2004 from $9.6 million in 2003. An increase of approximately $652,000 is attributed to the Affinity and other Enterprise suite of products, and an increase of $230,000 is related to the HIM software products. There were several Affinity and vertical sales contracts signed in 2003, particularly in the fourth quarter, the revenue for which is being recognized under percentage of completion method of accounting in 2004.

Maintenance revenue increased $7.1 million or 20% to $43.3 million, compared to $36.2 million in 2003. Of this overall increase in maintenance, $3.5 million resulted from Affinity and related products, and is a function of increases in contractually based annual fees, as well as the installation of new customer software during the year. In addition, $1.4 million of the increase in maintenance is from the acquired Lab and Radiology products of Detente Systems Pty. Ltd and $1.9 million is from the acquired enterprise scheduling products of Tempus Software, Inc. Without these acquisitions, maintenance revenue would have increased 10%.

Installation and other revenue decreased $632,000 or 3% to $17.9 million in 2004 from $18.6 million in 2003. This decrease is driven primarily by a lower level of such revenues from the HIM product lines. Installation and other revenue for Affinity and related products is flat year over year at approximately $14.7 million.

Licenses. License revenue consists of fees for licenses of our owned, proprietary software, as well as third-party owned software that we bundle into our suite of products. License revenue overall decreased $1.8 million or 4% in 2004 to $45.0 million, from $46.8 million in 2003. This decrease is a combination of a $1.2 million decrease for Affinity and related products, and a $600,000 decrease for HIM products. License revenue from our MPI, Performance Measurement, EDI and PFS products experienced modest increases year over year, and our Pharmacy and Imaging software showed modest decreases. In addition, license revenues for Lab and Radiology from the acquisition of Détente Systems, Pty. Ltd., and license revenues for enterprise Scheduling from the acquisition of Tempus Software, Inc. together added $552,000 in 2004.

For HIM products, license revenue declined by $600,000 in 2004 as license revenue in 2003 included a higher percentage of revenue from perpetual contracts, for which greater amounts of revenue were recognized earlier, than term contracts, for which revenue is recognized over the term of the contract, usually one, three or five years. We had very strong third and fourth quarter sales for our HIM products to government agencies, primarily for Veteran Health Administration facilities, in both 2003 and 2004, which contributed to the increase in revenue in that area. Typically the revenue from these contracts is recognized on a straight-line basis over the twelve month terms.

Hardware. Hardware revenue increased $3.3 million, or 70% to $8.1 million for 2004, compared to $4.8 million in 2003. After removing the impacts of the $3.8 million in revenue from a single customer in the first quarter of 2004, hardware revenue in 2004 was lower than 2003 by approximately $500,000, or 10%.

Revenue recognized for the year ended December 31, 2004 includes:

•	amounts initially recorded as deferred revenue in which the Company has now completed its contractual commitments;

•	service revenue relating to installation, training, seminars and financial services during the period;

•	maintenance contracts that renew periodically; and

•	revenues recognized on a cash-basis.

The following table is a summary roll forward schedule of the deferred revenue (in thousands):

For year ended December 31, 2004
(unaudited)
Deferred revenue, beginning balance	$48,502
Add: revenue deferred	113,394
Less: deferred revenue recognized	(120,622)
Add: deferred revenue acquired in acquisitions	2,766

Deferred revenue, ending balance	$44,040

Cost of Revenue and Gross Margin

Cost of services and other. Cost of services and other consists of salaries and related expenses associated with services performed for customer support and implementation and consulting services. Most of these costs are incurred by individuals assigned to specific customer projects. Cost of services and other of $30.3 million in 2004 decreased from $33.0 million in 2003. These costs are primarily driven by internal personnel. Much of the cost savings is related to non Affinity Enterprise products, particularly MPI, EDI and PFS. As a percentage of services and other revenue, cost of services and other was 42% in 2004 down from 51% in 2003.

Cost of licenses. Cost of license consists primarily of third party software, royalties and amortization of acquired technology and capitalized software. A significant percentage of our total cost of revenue is attributable to the cost of third-party software royalties and licenses relating to third-party software embedded within our software applications. Generally, royalty fees for third-party licenses will fluctuate based on revenue or the number of the Company’s customers and therefore will fluctuate on a quarter to quarter basis. Royalties are associated primarily with our HIM and government product revenues. Cost of license increased $5.4 million or 63%, to $14.1 million in 2004 from $8.7 million in 2003. The increase is comprised primarily of $1.9 million related to the amortization of technology acquired with Détente and Tempus, offset by a decrease in amortization of capitalized software of $658,000, and a $2.9 million increase in royalty payments, most of which is related to our government products. The balance of the increase is related to third party software licenses and other. Overall, the cost of royalties, as a percentage of government revenues, has increased from 32% in 2003 to 41% in 2004.

Cost of hardware. Cost of hardware consists of third party hardware and installation costs. Cost of hardware increased $2.8 million or 85% to $6.1 million in 2004, from $3.3 million in 2003, primarily as a result of a sale of hardware to a single customer in the first quarter, the cost of which was approximately $3.5 million.

Gross margin. Total gross margin increased by approximately $3.4 million or 4.7% to $74.4 million in 2004 from $71.0 million in 2003. The increase in gross margin is primarily attributable to the combination of the $7.1 million or 20% increase in maintenance revenues, and the $2.8 million reduction in cost of services. These positive variances were partially offset by higher costs of royalties for government and HIM products, and the amortization of acquired technology. Overall, gross margin for all license revenue declined from 81% in 2003 to 69% in 2004. Gross margin for services and other revenues increased from 49% in 2003 to 58% in 2004, and gross margin on hardware decreased from 32% in 2003 to 25% in 2004. In total, gross margin decreased slightly from 61% in 2003 to 60% in 2004.

Operating Expenses

General and administrative. General and administrative expense consists of compensation and benefit costs for executive, finance, legal, information technology, and administrative personnel. General and administrative expenses, decreased $4.9 or 14.2% to $29.7 million in 2004 from $34.6 million in 2003. As a percentage of total revenue, general and administrative expense was 24% in 2004 compared to 30% in 2003. General and administrative expenses decreased in 2004 due primarily to a decrease in fees paid to accountants, attorneys and consultants incurred in connection with the restatement, the shareholder litigations and the SEC investigation, which in 2003 amounted to approximately $7.5 million, compared to $0.8 million in 2004. This was offset in part by a $2.9 million increase in legal, accounting and consulting fees not related to the restatement in 2004, as well as a $0.8 million increase in bad debt expense for 2004. In 2003, we incurred approximately $4.8 million for severance and retention pay, primarily related to the period during the restatement and SEC investigation, and related to the transfer of our headquarters from San Rafael, California to Reston, Virginia; this compares to $1.3 million of similar expense in 2004, a decrease of $3.5 million between years. Finally, salaries were $1.3 million higher in 2004, due primarily to the carrying of duplicate staff for at least the first three months of the year related to the transition of the headquarters to Reston.

Sales and marketing. Sales and marketing expenses include costs associated with our sales, marketing and product management personnel, and consist primarily of salaries and benefits, commissions and bonuses, and promotional and advertising expenses. Sales and marketing expenses increased $3.1 million or 15% to $24.1 million in 2004 compared to $21.0 million in 2003. As a percentage of revenue, sales and marketing expense was approximately 19% for 2004 and 18% for 2003.

The increase in sales and marketing expenses in 2004 over 2003 is primarily a result of a more conservative approach to expensing commissions earned in 2004. In prior years, we matched commissions earned with the associated revenues, and as a consequence, deferred certain of these commissions even though they had been earned and paid. In 2004, we began expensing the commissions when earned and paid, and we also amortized approximately $2.1 million of commissions that were deferred in 2003; thus the commission expense for 2004 was higher than it would have otherwise been by this amount. If we remove the impact of the amortization of the deferred commissions from 2004 sales and marketing expenses, the 2004 expenses increased by approximately $1.0 million or 5% from 2003 levels. The remainder of the variance is due to personnel costs and certain marketing expenses.

Software development. Software development expenses include costs associated with the development of new products for which technological feasibility has not been achieved, enhancements of existing products, and quality assurance activities, and these expenses mainly relate to compensation and benefits costs. Software development expenses increased $4.3 million or 18%, to $28.1 million in 2004 from $23.8 million in 2003. As a percentage of revenue, software development expenses were 22% in 2004 compared to 21% in 2003. The majority of the increase in software development expenses between years is attributable to major activities in the Enterprise product portfolio, specifically the joint development activity with one of our largest customers for the Clinical Workstation which required the efforts of over twenty dedicated software developers. In addition, we continued to invest in the development of Computerized Physician Order Entry and the suite of HIM (healthcare information management) products such as Quantim Abstracting and Quantim Electronic Document Management. There were no capitalized software development costs in 2004 or 2003.

Amortization of intangible assets and depreciation. Amortization of intangible assets pertains to identifiable intangible assets such as customer lists and trade names, among other items. Depreciation expense pertains to computer and office equipment, office furniture and fixtures, and leasehold improvements. Amortization of intangible assets increased $400,000 to $2.0 million in 2004 compared to $1.6 million in 2003. Depreciation expense decreased $400,000 to $2.5 million in 2004 compared to $2.9 million in 2003. The change in amortization expense occurred principally as a result of an increase in identifiable intangible assets related to Détente Systems, Pty. Ltd. and Tempus Software, Inc. The change in depreciation expense occurred as a result of certain assets becoming fully depreciated.

Exit cost of facility closing. During 2004, we moved our headquarters from San Rafael, California to Reston, Virginia and vacated and closed down the San Rafael office facility. The lease for this facility terminates at the end of 2009; our annual expense under the lease is approximately $1.2 million, and we have been actively seeking a qualified subtenant for the property. We have estimated the closing costs for this facility based upon current market information available related to potential sublease rental income, sublease commission costs, and the length of time expected to secure a sublease. In consideration of these facts we have estimated that we will incur a cost of approximately $4.0 million in connection with our future obligations on the lease, net of estimated sublease income. We have recorded this expense in the fourth quarter of 2004.

The following table sets forth a summary of the exit cost of facility closing charged and accrued facility cost as of December 31, 2004 (in thousands):

December 31, 2004
Estimated exit cost of facility closing and sublease losses	$4,048
Write off of leasehold improvement upon facility closing	142

Total exit cost of facility closing	$4,190
Accrued exit cost as of December 31, 2004
Short-term	1,150
Long-term	2,898

Total	$4,048

Other Income (Expense)

Other income (expense). Other income (expense) increased $12.5 million, from a net expense of $6.1 million in 2003 to a net expense of $18.6 million in 2004. This increase is comprised primarily of the $14.9 million loss incurred in connection with the retirement of our 2005 and 2008 Notes in June and July of 2004, offset in part by the reduction in related interest expense. Interest expense for the years ended December 31, 2004, 2003, and 2002 included non-cash charges of $1.6 million, $2.8 million, and $385,000, respectively, relating to amortization of debt offering costs, warrant discount, and preferred stock dividend discount. For 2004, the Company had income tax benefit of $175,000, which represents tax refunds received in the first quarter of the current year as a result of the restatement of the Company’s 2001 financial statements.

Discontinued operations of Financial Services Division. Due to increasing operating losses in our Financial Services Division, and the lack of a qualified buyer for the business, we announced the shutdown of this division on December 15, 2004. The shutdown of this division was effective February 15, 2005. The results of operations for the Financial Services Division is presented as a discontinued operation. The Financial Services Division’s operating results are as follows (in thousands):

	Year ended December 31,
	2004	2003	2002
Revenue	$5,652	$9,150	$12,482
Loss from operations	$(3,690)	$(4,896)	$(939)
Loss on closing	$(3,332)	$—	$—

Total loss	$(7,022)	$(4,896)	$(939)

Please see NOTE 20 TO OUR CONSOLIDATED FINANCIAL STATEMENTS—SUBSEQUENT EVENT – CLOSING OF FINANCIAL SERVICES DIVISION.

Year Ended December 31, 2003 compared to 2002

The following table sets forth selected data for the indicated periods. For the indicated periods, such data has been updated from the presentation in previous Company disclosures to reflect the Company’s Financial Services Division as a discontinued operation. Percentages are expressed as a percentage of total revenues, except for cost of revenue, which is expressed as a percentage of the related revenue classification.

	Year ended December 31,
	(in thousands, except percentages)
	2003		2002
Revenue
Services and other	$69,165	59.6%	$65,057	67.0%
Licenses	46,790	40.4%	32,046	33.0%

Total revenue	115,955	100.0%	97,103	100.0%

Cost of revenue
Cost of services and other	36,276	52.4%	33,858	52.0%
Cost of licenses	8,656	18.5%	9,691	30.2%

Total cost of revenue	44,932	38.7%	43,549	44.8%

Gross margin	71,023	61.3%	53,554	55.2%

Operating expenses
General and administrative	34,643	29.9%	28,255	29.1%
Software development	23,798	20.5%	20,471	21.1%
Sales and marketing	20,955	18.1%	17,463	18.0%
Amortization and operating charges	4,525	10.1%	5,574	12.8%

Total operating expenses	$83,921	72.4%	$71,763	73.9%

Loss from operations	$(12,898)	-11.1%	$(18,209)	-18.8%

Other income (expense)
Interest expense and other, net	(6,149)	-5.3%	(1,710)	-1.8%

Income (loss) from continuing operations	$(19,047)	-16.4%	$(19,919)	-20.5%
Loss from discontinued operations (net of income taxes)	(4,896)	-4.2%	(3,219)	-3.3%
Gain on discontinued operations (net of income taxes)	—	0.0%	8,776	9.0%

Net loss	$(23,943)	-20.6%	$(14,362)	-14.8%
Preferred stock accretion	—	0.0%	—	0.0%

Net loss attributable to common shareholders	$(23,943)	0.0%	$(14,362)	0.0%

Revenue

Total revenue. Total revenue for 2003 of $116.0 million increased $18.9 million, or 19.4%, over 2002. Almost $14.7 million of the increase relates to license revenue, as discussed below under “Licenses.” Enterprise product solutions contributed $7.0 million and HIM product solutions contributed $6.9 million to the increase in license revenue. Services and other revenue increased $4.1 million due to a $2.7 million increase in Affinity service revenues and an increase in HIM product service revenues.

2003 total revenue of the Enterprise product solutions increased to $77.0 million, $9.0 million or 13.3%, over 2002. HIM product solutions revenue increased to $38.9 million, $9.8 million or 33.7% over 2002.

Moderate sequential increases in total revenue took place over the first three quarters of 2003. Total revenue was approximately $27.0 million, per quarter, in the first three quarters of 2003 versus an average of $23.1 million, per quarter, in the first three quarters of 2002. Total revenue for the fourth quarter of 2003 of $35.0 million increased $7.6 million over third quarter 2003 and $7.2 million over fourth quarter 2002. The increases are primarily attributable to license revenue. $2.3 million relates to annual customer acceptance of one Affinity contract, $1.7 million to completing the installation of HIM contracts in the fourth quarter of 2003 and more than $1.1 million to new HIM contracts signed in the fourth quarter of 2003.

Services and other. Services and other revenue consists of professional services, such as implementation and installation services, training, maintenance, which consists of technical support and product upgrades, hardware, reimbursable expenses and other service revenue. Professional services are typically provided over a period of three to six months for the HIM Software division and up to two years for the Enterprise division. These services are provided subsequent to the signing of a software license arrangement and depend in large part on our software license revenues. Our maintenance revenues depend on both licenses of our software products and renewals of maintenance agreements by our existing customer base. Services and other revenue increased $4.1 million or 6.3%, to $69.2 million in 2003 from $65.1 million in 2002. Maintenance revenue was $36.2 million and $35.3 million for 2003 and 2002, respectively. Hardware revenue was $4.8 million and $4.1 million for 2003 and 2002, respectively.

The majority of the increase was attributed to the growth in installation revenue of $1.4 million and support revenue of $720,000 from the Affinity suite of products. There were a number of contracts signed in 2002, which have now been recognized under percentage of completion in 2003. Additionally, in the last quarter of 2002, there were a number of vertical sales, which created an increase in revenue recognition for 2003. The Affinity suite of products continues to maintain and increase its levels in support revenue.

The improvement in productivity of the HIM’s professional services organization resulted in an increase of $1.6 million in training and installation revenue in 2003.

Licenses. License revenue consists of fees for licenses of proprietary and third-party software. We market our products through our direct sales force. License revenue increased $14.7 million in 2003 to $46.8 from $32.0 million in 2002. The increase is primarily attributable to the timing of revenue recognition of certain large contracts, an expansion of our customer base and new product introductions at the end of fiscal year 2002.

License revenue for HIM software products increased $6.9 million primarily due to acceptance and completion of installation and introduction of Quantim suite of products at the end of fiscal year 2002. License revenue from Quantim Coding and Record Management products increased by approximately $4.8 million and $0.8 million, respectively, offset by a decrease in nCoder products of $0.9 million. No single customer accounts for a significant portion of the Quantim Coding and Record Management increase. Increased productivity within operations resulted in the increase in acceptance and completion of installation of HIM software product. Government HIM revenue increased by $2.2 million year over year due to increased sales during 2003. Government contracts are primarily term based and recognized ratably over 12 months.

License revenue related to the Enterprise product solutions increased $7.0 million primarily due to timing of revenue recognition on a number of large contracts entered into the latter half of 2002. This resulted in increased revenue for Affinity, PFS, and Performance Measurement products of approximately $3.1 million, $0.8 million and $0.7 million, respectively. License revenue from EDI, Contract Management and MPI products also increased by approximately $0.5 million, $0.4 million and $0.1 million, respectively. In addition, there was a full year of license revenue in 2003, from the acquisition of Pharmacy Data Systems, Inc. (“PDS”) in June 2002 which accounted for an increase of $1.4 million. Additionally, there was a large contract where revenue was recognized at December 31, 2003 upon the expiration of a cancellation privilege, resulting in approximately $2.5 million of the $3.1 million increase in Affinity revenue.

Revenue recognized for the year ended December 31, 2003 includes:

•	amounts initially recorded as deferred revenue in which the Company has now completed its contractual commitments;

•	service revenue relating to installation, training, seminars and financial services during the period; and

•	revenues recognized on a cash-basis.

The following table is a summary roll forward schedule of the deferred revenue (in thousands):

For year ended December 31, 2003
(unaudited)
Deferred revenue, beginning balance	$39,492
Add: revenue deferred	114,428
Less: deferred revenue recognized	(105,418)

Deferred revenue, ending balance	$48,502

Cost of Revenue and Gross Margin

Cost of services and other. Cost of services and other consists of salaries and related expenses associated with services performed for customer support and implementation and consulting services as well as third-party hardware costs. Cost of services and other increased $2.4 million or 7.1%, to $36.3 million in 2003 from $33.9 million in 2002. As a percentage of services and other revenue, cost of services and other was 52.4% in 2003 compared to 52.2% in 2002.

The increase was mainly due to increases in salary, bonuses and related benefits, offset by a reduction in other operating expenses. In addition, there was a slight increase in Enterprise division hardware costs which corresponds to the increase in hardware revenue, as well as recognition of deferred costs related to the applicable recognition of revenue based on completed contract.

Cost of licenses. Cost of license consists primarily of third party software, royalties and amortization of capitalized software. A significant percentage of our total cost of revenue is attributable to the cost of third-party software royalties and licenses relating to third-party software embedded within our software applications. Generally, royalty fees for third-party licenses will fluctuate based on revenue or the number of the Company’s customers and therefore will fluctuate on a quarter to quarter basis. Cost of license decreased $1.0 million or 10.7% to $8.7 million in 2003 from $9.7 million in 2002. The decrease was associated with a reduction in third party software licenses related to Affinity product sales and a decrease in amortization of acquired technology. The cost of third-party software royalties and licenses, as a percentage of total cost of revenue, was approximately 12.9% and 15.0% for the years ended December 31, 2003 and 2002, respectively.

Gross margin. Total gross margin increased $17.5 million or 32.6% to $71.0 million in 2003 from $53.6 million in 2002. The increase in gross margin is primarily attributable to the higher software license revenue in 2003, which has higher margins relative to services and other revenue.

The HIM software division contributed an $9.1 million increase in gross margin for the year, due to increased license revenue in 2003. There was an increase of $1.0 million in cost of services and other in the year. The Enterprise division gross margin also increased $7.3 million in 2003 predominately related to the license revenue growth offset by the costs in services and other.

Operating Expenses

General and administrative. General and administrative expense consists of compensation and benefit costs for executive, finance, legal, information technology, and administrative personnel. General and administrative expenses increased $6.4 million or 22.6% to $34.6 million in 2003 from $28.3 million in 2002. As a percentage of total revenue, general and administrative expense was 29.9% in 2003 compared to 29.1% in 2002.

The increase in general and administrative expense was primarily due to an increase in salaries and related benefits, retention bonuses for key personnel and incentive bonus expense due to achieving financial targets in 2003 of $2.2 million, $1.2 million increase to bad debt expense, and increases in other operating expenses, net.

General and administrative expense included $7.5 million in payments to accountants, attorneys and consultants in both the last half of 2002 and the first half of 2003 related to the restatement of the financial statements. The total cumulative amount spent for both years was $15.0 million.

Sales and marketing. Sales and marketing expense includes costs associated with our sales and marketing personnel and product marketing personnel and consists primarily of compensation and benefits, commissions and bonuses and promotional and advertising expenses. Sales and marketing expense increased $3.5 million or 20% to $21 million in 2003 compared to $17.5 million in 2002. As a percentage of revenue, sales and marketing expense was 18% in both 2003 and 2002.

The majority of the increase was related to salary and related benefits due to headcount increases, commissions, and incentive bonuses for achieving financial targets in 2003.

Software development. Software development expense includes costs associated with the development of new products for which technological feasibility has not been achieved, enhancements of existing products, and quality assurance activities and primarily relates to compensation and benefits costs. Software development expenses increased $3.3 million or 16.3%, to $23.8 million in 2003 from $20.5 million in 2002. As a percentage of revenue, software development expense was 21% in both 2003 and 2002.

The increase in software development expense was primarily due to the continued development of key products in the Enterprise division. The substantial increase in development investment was targeted at the continued development of advanced clinical systems including Computerized Physician Order Entry. Software development expenses in the HIM Software division were targeted at development of new modules of the Quantim suite of healthcare information management products including Quantim Abstracting, and Quantim Electronic Document Management. There were no capitalized software costs from software development in 2003 compared to $1.8 million in 2002.

Amortization of intangible assets and depreciation. Amortization of intangible assets represents amortization of identifiable intangible assets and in-process research and development. Amortization of intangible assets decreased $1.1 million to $4.5 million in 2003 compared to $5.6 million in 2002. The decrease is mainly due to a decrease in depreciation of $600,000 and a write-off of in-process research and development expense of $400,000 associated with the acquisition of PDS in 2002.

Other Income (Expense)

Other income (expense), net. Net other expense increased $4.4 million to $6.1 million in 2003 from $1.7 million in 2002. The increase was primarily due to the additional interest expense on the new debt entered into April 2003, which has a current interest rate of 10%, and amortization of the associated expense related to the warrants, offset by other income. Additionally, included in 2002 was a $1.5 million earn-out provision credit from the sale of EZ-CAP.

Discontinued Operations

On December 31, 2002, we announced the sale of certain assets of our HIM Services Division to Precyse Solutions, LLC. We received $14 million in cash (of which $1.5 million is to be held in escrow for 18 months) and a $300,000 promissory note with a two-year term. We recorded a gain of $8.8 million in connection with the sale.

The results of operations for HIM Services have been presented as a discontinued operation for all periods presented. The HIM Services operating results were as follows (in thousands):

Year ended December 31, 2002
Revenue	$17,313
Income (loss) from operations of discontinued operation	$(2,280)
Gain on disposal	8,776

Total income (loss) on discontinued operations	$6,496

Liquidity and Capital Resources

Balance Sheet

We generate cash from licensing our software and providing professional services. In addition, we generate cash through maintenance renewals where customers generally pay us at the beginning of the contract term. These contract terms commence at different times throughout each year. We primarily use cash to pay our employees’ salaries, commission, and benefits, pay landlords to lease office space, procure insurance, pay taxes, pay dividends on Series A Preferred Stock and pay vendors for services and supplies. In addition, we use cash to procure capital assets to support the business. These assets are typically information technology hardware.

As of December 31, 2004, we had $22.4 million in cash, cash equivalents, compared to $36.9 million as of December 31, 2003. As of December 31, 2004, we had working capital of $(15.1) million compared to $13.0 million as of December 31, 2003. Our working capital deficiency of $15.1 million includes $44.0 million of deferred revenue (liability) and $13.8 million of dividends payable. We have the option to pay the dividends in cash or common stock. We do not have any bank borrowings outstanding at December 31, 2004. We believe that we have adequate liquidity to meet our short-term cash requirements.

Accounts receivable, net, decreased by $5.4 million to $25.5 million as of December 31, 2004 from $30.9 million as of December 31, 2003 in spite of approximately $2.4 million of accounts receivable acquired from Détente and Tempus. Accounts receivable decreased primarily because of increased collection efforts and write-offs of approximately $3.3 million during the year. For the year ended December 31, 2004, bad debt expense was $3.2 million. As of December 31, 2004, the allowance for doubtful accounts decreased slightly to $3.3 million from $3.4 million as of December 31, 2003. QuadraMed maintains an allowance for doubtful accounts to reflect the expected non-collection of accounts receivable based on past collection history and specific risks identified within the portfolio. If the financial condition of QuadraMed’s customers were to deteriorate resulting in an impairment of their ability to make payments, or if payments from customers are significantly delayed, additional allowance might be required.

Unbilled receivables increased by $1.8 million to $6.6 million as of December 31, 2004 from $4.8 million as of December 31, 2003. This increase is mainly due to a greater mix of contracts that the Company was able to recognize revenue in advance of billing and some delayed billings as of December 31, 2004 due to the conversion of our financial software.

Prepaid expenses and other current assets decreased by $3.3 million as of December 31, 2004 to $8.0 million compared to $11.3 million in December 31, 2003. The decrease is due primarily to amortization of prepaid commissions and amortization of prepaid expenses for deferred costs, and rent expenses of $4.2 million. The decrease is partially offset by the addition of prepaid HIM and government royalty expenses, maintenance contracts, and insurance policies of $1.7 million.

Other intangible assets increased by $5.5 million from $7.0 million as of December 31, 2003 to $12.5 million as of December 31, 2004 related to the aforementioned acquisitions.

Other long-term assets decreased slightly by $800,000 from $6.6 million at December 31, 2003 to $5.8 million as of December 31, 2004. This decrease is primarily related to the retirement of our debt and the related debt offering costs of approximately $1.0 million.

Accrued payroll and related expenses decreased by $3.4 million to $7.6 million at December 31, 2004 from $11.1 million at December 31, 2003 principally due to decreases in incentive bonuses of $3.7 million and medical insurance of $800,000, offset by the increase in accrued severance, accrued vacation and accrued worker’s compensation insurance of approximately $900,000.

Dividends payable of $13.8 million, as of December 31, 2004, are related to the Series A Preferred Stock issuance which occurred in the second quarter of 2004.

Accrued interest decreased to $0 as of December 31, 2004 from $1.9 million as of December 31, 2003. This is directly related to the retirement of QuadraMed’s outstanding debt in the second and third quarters of 2004.

Other accrued liabilities increased approximately $700,000 from $7.9 million as of December 31, 2003 to $8.6 million as of December 31, 2004. This increase is primarily related to the current portion of accrued exit costs associated with the closure of our San Rafael, CA facility of $1.1 million, offset by a reduction in accrued contract costs, accrued legal settlement and professional fees.

Deferred revenue decreased by $4.5 million from $48.5 million as of December 31, 2003 to $44.0 million at December 31, 2004 in spite of approximately $4.2 million of deferred revenue acquired from Détente and Tempus. The decrease in deferred revenue is due to timing of reaching billing milestones and revenue recognition criteria. In most instances, except for training, seminars and financial services, deferred revenue is increased when the Company invoices a customer, and is decreased when revenue is recognized based on percentage completion or attainment of a milestone in the customer contract. Deferred revenue includes amounts billed to or received from customers for which revenue has not been recognized. This generally results from deferred maintenance; software installation, consulting and training services not yet rendered; and license revenue deferred until all revenue requirements have been met or as services have been performed. Additionally, there are term-based licenses for which revenues are recognized over the term of the contract. Unbilled revenue is revenue recorded which has not been invoiced. Invoices that have been issued and remain uncollected are recorded in the deferred revenue and accounts receivable balances. In determining the allowance for doubtful accounts the Company excludes invoices that remain recorded both in deferred revenue and accounts receivable since no revenue has been recognized on these balances.

Long-term debt decreased from $73.2 million as of December 31, 2003 to $0 as of December 31, 2004. The decrease is directly attributable to the retirement of the 2008 and the 2005 Notes.

Accrued exit cost of facility closing increased from $0 as of December 31, 2003 to $2.9 million as of December 31, 2004. This increase is exclusively due to the long term portion of accrued costs associated with the exit of the San Rafael, CA facility in 2004.

Other long-term liabilities increased slightly by $800,000 from $4.6 million at December 31, 2003 to $5.4 million as of December 31, 2004. As of December 31, 2004, approximately $4.1 million related to the Durham litigation is included in this caption. Please see NOTE 19 TO OUR CONSOLIDATED FINANCIAL STATEMENTS - LITIGATION AND OTHER MATTERS for more details.

Cash Flows

	Year ended December 31,
(in thousands)	2004	2003	2002
Cash provided by (used in) operating activities	$(10,347)	$802	$(982)
Cash provided by (used in) investing activities	$(12,178)	$3,613	$(6,602)
Cash provided by financing activities	$8,011	$8,866	$1,448
Net increase (decrease) in cash and cash equivalents	$(14,514)	$13,281	$(6,136)

Cash provided by (used in) operating activities was $(10.3) million in 2004, compared to $802,000 in 2003 and $(982,000) in 2002, respectively. The net loss of $44.3 million in 2004 was offset by non-cash charges totaling approximately $40.1 million, including depreciation and amortization of $12.1 million, bad debt expense of $3.2 million, loss on retirement of debt of $14.9 million, exit costs related to the closure of the San Rafael facility of $4.2 million, loss attributable to discontinued operations of $3.3 million related to the Financial Services Division, and preferred stock accretion of $2.5 million. In addition, changes in current assets and liabilities resulted in an additional use of cash of $6.2 million in 2004: decreases in accounts payable and accrued liabilities and deferred revenue used approximately $12.9 million, offset by a decrease in accounts receivable and prepaid expenses and other assets provided approximately $6.7 million. Deferred revenue decreased from 2003 to 2004 due to a decrease in new sales year over year as well as timing of reaching billing milestones and revenue recognition criteria for existing contracts.

In 2003 by comparison, the $802,000 of cash provided by operations arose from the $23.9 million net loss offset by non-cash expenses of $14.5 million and, $10.2 million provided by changes in other working capital items. In 2003 by comparison, increases in deferred revenue and current liabilities alone provided cash of $17.7 million, which was off set in part by $7.5 million due to decreases in accounts receivable and prepaid expenses, for a net effect of $10.2 million cash provided. The $982,000 of cash used by operations in 2002 arose from the $14.4 million net loss and $2.3 million cash used in discontinued operations offset by non-cash expenses of $10.8 million and $11.4 million provided by changes in other working capital items.

Net cash provided by (used in) investing activities was $(12.2) million in 2004, compared to $3.6 million in 2003 and $(6.6) million in 2002. Investing activities used $12.2 million of cash in 2004 primarily for the purchase of property and equipment, mainly related to our PeopleSoft System, and the acquisitions of Détente Systems, Pty. Ltd, and Tempus Software, Inc. Investing activities provided $3.6 million of cash in 2003 primarily from $4.2 million in cash received in 2003 from the sale of assets associated with the EZ-CAP managed care software business and HIM Services division, respectively, and $2.4 million from the redemption of short-term investments partially offset by $3.3 million in purchases of equipment. Investing activities consumed $6.6 million of cash in 2002 primarily for the acquisition of businesses $(11.9) million, the purchases of equipment $(2.6) million, and the development of software $(1.8) million. These cash outflows were offset in part by $9.8 million received from the sale of assets.

Net cash provided by financing activities was $8.0 million in 2004, compare to $8.9 million in 2003 and $1.4 million in 2002. The $8.0 million of cash generated from financing activities in 2004 arose from $96.1 million in proceeds from the issuance of Series A Preferred Stock, $88.1 million of which was used for the early retirement of our 2005 and 2008 Notes. The $8.9 million of cash generated from financing activities in 2003 arose from $8.5 million in proceeds received in connection with the refinancing of our 2005 Notes and the issuance of our 2008 Notes in April 2003, and $339,000 from the issuance of common stock. The $1.4 million of cash generated by financing activities in 2002 includes $1.9 million of proceeds from the issuance of common stock offset by $455,000 of debt repayments.

Cash provided by (used in) operating activities was $1.8 million, $(9.5) million, $(2.0) million and $(628,000), sequentially for the four quarters of 2004. The changes primarily relate to the increase in net loss during the year, $(4.5) million, $(9.7) million, $(17.6) million, and $(12.4) million per quarter respectively, from the first through fourth quarters of 2004, as adjusted for non-cash charges which averaged approximately $(10.0) million per quarter and increased (decreased) by changes in working capital of $2.9 million, $(5.4) million, $(1.3) million and $(2.6) million per quarter, sequentially for the four quarters of 2004.

Commitments

The following table summarizes financial data for our contractual obligations and other commercial commitments, including interest obligations, as of December 31, 2004 (in thousands):

		Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Operating leases (1)	$26,940	$4,989	$9,440	$8,214	$4,297
Accrued dividends (2)	14,697	5,500	9,197	—	—

Total contractual cash obligations	$41,637	$10,489	$18,637	$8,214	$4,297

Other Commercial Commitments
Standby letters of credit (3)	$4,003	$2,620	$1,000	$—	$383

Total commercial commitments	$4,003	$2,620	$1,000	$—	$383

(1)	The Company plans to sublease the vacant San Rafael, California facility in 2005 in connection with the relocation of our headquarters to Reston, Virginia. The San Rafael lease payments total approximately $6.5 million for years 2005 through 2009. Of this amount, the minimum rent payment of $4.7 million is included in the schedule above. As a result, these amounts may become payable prior to the original contract term.
(2)	The Series A Preferred Stock holders have an option to convert and receive, when declared by the Board, dividends equal to the total previously unpaid dividends payable from effective date of conversion through June 1, 2007 at a rate of $1.375 per annum, discounted to present value at a rate of 5.5% per annum, payable in cash or common shares or any combination thereof at the option of the Company. See NOTE 11 to our consolidated financial statements for additional information on preferred stock.
(3)	The less than 1 year amount of $2.6 million represents collateral securing a performance bond. The amount of this collateral may be less in the future.

As of December 31, 2004, we had approximately $26.9 million in minimum operating lease commitments that will be repaid through 2011. In addition, we have $4.0 million of funds in certificates of deposit held as collateral on standby letters of credit under bank financing agreements related to certain of our lease agreements and contractual guarantees. These amounts reflect current requirements as of December 31, 2004, and may be reduced in the future.

We expect that cash provided by operating activities may fluctuate in future periods as a result of a number of factors, including fluctuations in our operating results, specifically the timing of when we recognize revenue, our accounts receivable collections and the timing of other payments. In addition, cash used in investing activities may fluctuate due to our software development efforts, any acquisition or disposition we may undertake, and costs associated with our investments in fixed assets and information technology. For additional discussion, see “Risk Factors”.

We depend on licenses from a number of third party vendors for certain technology, including the computer hardware, operating systems, database management systems, programming language, and runtime environment, upon which we develop and operate our products. We are materially reliant upon licenses with the following third party vendors: InterSystems Corporation, Document Storage Systems, Inc., Megas Corporation, Unicor Medical, Oracle, Microsoft, Quovadx, the American Medical Association (AMA), and the American Hospital Association (AHA). Most of these licenses expire within three to five years. Such licenses can be renewed only by mutual consent and may be terminated if we breach the license terms and fail to cure the breach within a specified time period. If such licenses are terminated, we may not be able to continue using the technology on commercially reasonable terms or at all. As a result, we may have to discontinue, delay or reduce product shipments until equivalent technology is obtained, which could have a material adverse effect on our business, financial condition, and results of operations. However, as all application software companies, including QuadraMed and our competitors, are reliant on licensed technology and third party components, we believe our reliance on such technology and licenses places us at no competitive disadvantage.

At present, there is no equivalent technology for the InterSystems Corporation technology which is an integral component of our Affinity product line. The Company has entered into several agreements with InterSystems Corporation regarding the licensed technology relating to our Affinity product line. However, if InterSystems Corporation ceased to offer this technology and no other vendor provided the technology, we would be required to migrate our Affinity products to a new database platform or redesign our products to work with new software tools. This could be very costly and difficult to achieve and could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we would successfully migrate our Affinity products to a new platform. Most of our third-party licenses are non-exclusive and competitors may obtain the same or similar technology. In addition, if vendors choose to discontinue support of the licensed technology, we may not be able to modify or adapt our products.

Off-Balance Sheet Arrangements

We do not have any intercompany loans or any off balance sheet arrangements.

Inflation

The majority of our revenue is derived from perpetual and long-term customer contracts. The term of contracts range from one to five years and the contracts generally allow for price increases annually based on external measures of inflation. We have increased some of our prices under these contract provisions. Our maintenance contract terms also allow annual price increases based on external measures of inflation. Accordingly, inflation has not had, and we do not believe that it will have, a significant impact on our financial condition.

RISK FACTORS

Our business and future performance may be affected by the following. You should carefully consider the following factors and other information set forth in this report, including our financial statements and the related notes. The risks set forth below are in addition to risks that apply to most businesses.

We Have Incurred Losses from Continuing Operations for the Past Five Years, Except 2001. Our Losses Have Adversely Affected Our Ability to Compete.

We incurred losses from continuing operations of $34.8 million, $19.0 million and $19.9 million for the years ended December 31, 2004, 2003 and 2002, respectively. Although we had income from continuing operations of $6.3 million in 2001, we incurred losses from continuing operations of $39.9 million in 2000.

Our losses have impaired our ability to market our products and services in competition against companies that are more profitable. If we are unable to achieve or sustain profitability, it may impair our ability to compete effectively.

We Have Found Material Weaknesses in Our System of Internal Controls over Financial Reporting and Disclosure Controls as of December 31, 2004, Which Could Adversely Affect Our Ability to Record, Process, Summarize and Report Certain Financial Data. As a Result, Our Internal Controls over Financial Reporting and Disclosure Controls and Procedures are Ineffective as of December 31, 2004. Our Management Report and Auditors’ Attestation as to Our Internal Controls are Not Yet Complete and are Not Included in this Filing.

In connection with its evaluation of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2004, our management discovered the following control deficiencies in the Company’s revenue cycle related to the Company’s conversion of its financial records to PeopleSoft:

•	The review and supervision of the data entry and contract activation process in connection with the conversion of data for the PeopleSoft modules was inadequate to detect errors in these areas prior to contract activation.

•	Not all of our legacy contracts were converted completely into the new PeopleSoft module, requiring the continued need for manual review, impairing management’s ability to effectively review, monitor, and investigate movements in customer account balances, and limiting the Company’s ability to create meaningful deferred revenue roll-forward analysis on a timely basis.

The Company believes that, both individually and in the aggregate, these control deficiencies constitute material weaknesses in our internal controls over financial reporting as of December 31, 2004, because they resulted in more than a remote likelihood that a material misstatement could occur in our annual or interim financial statements and not be prevented or detected. In fact, these material weaknesses resulted in errors, which were not detected on a timely basis. None of these errors, however, resulted in any material adjustments to our financial statements. Such adjustments were recorded by the Company prior to the finalization of the 2004 financial statements.

Additionally, in February 2004 in connection with its audit of our financial results for 2003 (our prior fiscal year), BDO Seidman, LLP (“BDO”) informed our management and Audit Committee of its concern regarding a material weakness in our system of internal controls, policies and procedures to track movements in deferred revenue on a roll forward basis. As a result, it was difficult for management to continually monitor movements in the account. Analytical review was done at the end of each period but not on an overall roll forward basis. While the Company has implemented procedures to report movements in deferred revenue on an overall roll forward basis, the completion of this system was not in place as of December 31, 2004, and therefore, management believes this control deficiency remained a material weakness as of December 31, 2004.

The aforementioned weaknesses in our revenue cycle also affected our closing cycle for the year ended December 31, 2004. Demands on the time of our staff and their overall workload resulted in inadequate staffing and supervision in our accounting and finance departments, which the Company believes constitutes a significant deficiency in our internal controls as of December 31, 2004, and, in concert with the material weaknesses relating to the revenue cycle discussed above, management has concluded that this deficiency constitutes an additional material weakness in our internal controls over financial reporting as of December 31, 2004.

As a result of these material weaknesses in the Company’s internal controls over financial reporting, management has concluded that as of December 31, 2004, the Company’s internal controls over financial reporting were not effective. Such material weaknesses in internal controls over financial reporting also led our management to conclude that the Company’s disclosure controls and procedures were not effective as of December 31, 2004, to ensure that certain financial information related to these matters required to be disclosed in the Company’s filings and submissions to the SEC under the Securities Exchange Act of 1934 are recorded, processed, summarized and reported within the required time periods.

While management believes that it has taken the appropriate steps to remediate the above material weaknesses as of the end of 2005, there can be no assurance that this will occur. Moreover, there can be no assurance that the Company will not discover additional material weaknesses or combinations of significant deficiencies as it evaluates and tests such controls or as management and BDO prepare their reports on the audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. Such material weaknesses could adversely affect our ability to record, process, summarize and report our financial information.

In connection with management’s annual report on internal controls over financial reporting included in the Company’s Form 10-K/A, filed with the SEC on April 29, 2005, the Company’s independent registered public accounting firm, BDO Seidman, LLP, in their report dated April 28, 2005, disclaimed an opinion on management’s assessment and on the effectiveness of our Company’s internal control over financial reporting. It is unclear what legal effect the disclaimer of an opinion will have on our compliance with the rules and regulations of the SEC and the continued listing standards of the American Stock Exchange and may adversely affect the trading price of our stock.

Failure to Achieve and Maintain Effective Internal Controls Could Have a Material Adverse Effect on Our Business, Operating Results and Stock Price.

We have documented and tested our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. We included these reports in our Amended Annual Report on Form 10-K/A, filed with the SEC on April 29, 2005. As indicated in the previous risk factor, our management has identified control deficiencies and material weaknesses in internal control over financial reporting and in our disclosure controls and procedures. In addition, if we fail to achieve and maintain the adequacy of our internal controls and disclosure controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are important to helping ensure that we produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

Additional Costs for Complying With Recent and Proposed Future Changes in Securities and Exchange Commission, American Stock Exchange and Accounting Rules Could Adversely Affect Our Profits.

Recent and proposed future changes in the Securities and Exchange Commission and American Stock Exchange rules, as well as changes in accounting rules, have caused us, and will continue to cause us, to incur additional costs including professional fees, as well as additional personnel costs, in order to keep informed of the changes and operate in a compliant manner. In addition, we incurred, and expect to continue to incur, additional general and administrative expense as we implement Section 404 of the Sarbanes-Oxley Act of 2002, which requires management to report on, and our independent auditors to attest to, our internal controls. These additional costs may be significant enough to cause our financial position and results of operation to be negatively impacted. In addition, compliance with these new rules could also result in continued diversion of management’s time and attention, which could prove to be disruptive to our normal business operations. Failure to comply with any of the new laws and regulations could adversely impact market perception of our company, which could make it difficult to access the capital markets or otherwise finance our operations in the future.

Our Ability to Borrow or Issue Additional Shares of Preferred Stock Is Restricted by the Terms of Our Series A Preferred Stock.

The certificate of designation governing our Series A Preferred Stock provides that so long as at least 600,000 shares of Series A Preferred Stock are outstanding, at least 66-2/3% of the votes entitled to be cast by the holders of the Series A Preferred Stock shall be required to approve the incurrence by QuadraMed of any long term, senior indebtedness of QuadraMed in an aggregate principal amount exceeding $8,000,000, excluding certain prior existing indebtedness. Furthermore, the certificate of designation requires the affirmative vote of a majority of any outstanding shares of the Series A Preferred Stock prior to the authorization or creation of, or increase in the authorized amount of, any shares of any class or series (or any security convertible into shares of any class or series) ranking senior to or on par with the Series A Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of QuadraMed or in the payment of dividends. This may hinder or delay our ability to borrow funds or raise capital by issuing preferred stock.

We Were Subject to a Formal SEC Inquiry as a Result of the Restatement of Our Financial Statements, and the SEC Has Issued a Cease and Desist Order to which We Have Consented.

Following our August 12, 2002 announcement that we intended to restate prior period financial statements, the staff of the San Francisco District Office of the SEC requested certain information concerning the anticipated restatement as part of an informal, preliminary inquiry.

On February 28, 2003, we reported that the SEC had issued a formal non-public order of investigation concerning our accounting and financial reporting practices for the period beginning January 1, 1998. On October 10, 2003, we announced that the Staff of the San Francisco District Office of the Securities and Exchange Commission informed us that the Staff intended to recommend to the SEC that it institute an enforcement action against us for violations of the antifraud, periodic filing and books and records provisions of the federal securities laws. The proposed recommendation concerned our accounting for transactions that we entered into with Health+Cast LLP in 1998 and 1999. The 1999 transactions were restated as part of the restatement of our 1999 financial statements. The individuals who were involved with the Health+Cast transactions are no longer associated with the Company. On April 30, 2004, that matter was settled with the issuance by the SEC of a Cease and Desist Order, to which the Company consented without admitting or denying the findings in the Order. No fine was assessed against the Company in the Order, which requires the Company to cease and desist from violations of the antifraud, periodic reporting and books and records provisions of the Securities Exchange Act of 1934.

The Trading Price of Our Common Stock Has Been, and Is Expected to Continue to Be, Volatile.

The Nasdaq National Market on which our common stock was listed, the “Pink Sheets” over-the-counter market, the Over-the-Counter Bulletin Board, and the American Stock Exchange, where our stock currently trades, and stock markets in general, have historically experienced extreme price and volume fluctuations that have affected companies unrelated to their individual operating performance. The trading price of our common stock has been and is likely to continue to be volatile due to such factors as:

•	Variations in quarterly results of operations;

•	Announcements of new products or acquisitions by our competitors;

•	Government regulatory action;

•	Resolution of pending or unasserted litigation;

•	Developments or disputes with respect to proprietary rights; and

•	General trends in our industry and overall market conditions.

Movements in prices of equity securities in general may also affect the market price of our common stock.

Our Quarterly Operating Results Are Subject to Fluctuations, which Could Adversely Affect Our Financial Results and the Market Price of Our Common Stock.

Our quarterly operating results have varied significantly in the past and may fluctuate in the future as a result of a variety of factors, many of which are outside our control. Accordingly, quarter-to-quarter comparisons of our operating results may not be indicative of our future performance. Some of the factors causing these fluctuations include:

•	Variability in demand for products and services;

•	Introduction of product enhancements and new products by us and our competitors;

•	Timing and significance of announcements concerning present or prospective strategic alliances;

•	Discontinuation of, or reduction in, the products and services we offer;

•	Loss of customers due to consolidation in the healthcare industry;

•	Delays in product delivery requested by our customers;

•	Customer budget cycle fluctuation;

•	Investment in marketing, sales, software development, and administrative personnel necessary to support anticipated operations;

•	Costs incurred for marketing and sales promotional activities;

•	Software defects and other product quality factors;

•	General economic conditions and their impact on the healthcare industry;

•	Cooperation from competitors on interfaces and implementation when a customer chooses a QuadraMed software application to use with various vendors;

•	Delays in implementation due to product readiness, customer induced delays in training or installation, and third party interface development delays;

•	Final negotiated sales prices of systems;

•	Federal regulations (i.e., OIG, HIPAA, ICD-10) that can increase demand for new, updated systems;

•	Federal regulations that directly affect reimbursements received, and therefore the amount of money available for purchasing information systems; and

•	The fines and penalties a healthcare provider or system may incur due to fraudulent billing practices.

In addition to the foregoing, a significant percentage of our total cost of revenue is attributable to the cost of third party software royalties and licenses relating to third party software embedded within our software applications. The cost of third-party software royalties and licenses, as a percentage of total cost of revenue, was approximately 19.8%, 12.9% and 15.0% for the years ended December 31, 2004, 2003 and 2002, respectively. Generally, royalty fees for third party licenses will fluctuate based on revenue or the number of our customers and therefore will fluctuate on a quarter to quarter basis.

Our operating expense levels, which increase with the addition of acquired businesses, are relatively fixed. Accordingly, if future revenues are below expectations, we would experience a disproportionate adverse affect on our net income and financial results. In the event of a revenue shortfall, we will likely be unable to, or may elect not to, reduce spending quickly enough to offset any such shortfall. As a result, it is possible that our future revenues or operating results may fall below the expectations of securities analysts and investors. In such a case, the price of our publicly traded securities may be adversely affected.

We Could Experience a Significant Impact on Our Revenues if Our Customers Do Not Renew Maintenance Contracts.

We derive a significant percentage of our revenue, including 33% of our total revenue for fiscal year 2004, from maintenance services. We provide maintenance services under maintenance contracts to many of our customers in connection with our healthcare information technology products. In general, these maintenance contracts renew on an annual basis. If a significant portion of these maintenance contracts were not renewed, our maintenance revenues would decline which could have a material adverse effect on our total revenue for the period(s) in which the maintenance contracts were discontinued.

Future Sales of Our Common Stock in the Public Market, Warrants or Option Exercises and Sales Could Lower Our Stock Price.

A substantial number of shares of our common stock are subject to stock options and warrants, and are issuable upon conversion of our Series A Preferred Stock. We cannot predict the effect, if any, that future sales of shares of warrants or shares of common stock, or the availability of shares of common stock for future sale, will have on the market price of our common stock. Sales of substantial amounts of common stock, including shares issued upon the exercise of warrants or stock options or the conversion of our Series A Preferred Stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Provisions in Our Certificate of Incorporation and Bylaws and Delaware Law Could Delay or Discourage a Takeover which Could Adversely Affect the Price of Our Common Stock.

Our Board of Directors has the authority to issue up to five million shares of preferred stock and to determine the price, rights, preferences, privileges, and restrictions, including voting rights, of those shares without any further vote or action by holders of our common stock. If preferred stock is issued, the voting and other rights of the holders of our common stock may be subject to, and may be adversely affected by, the rights of the holders of our preferred stock. The issuance of preferred stock may have the effect of delaying or preventing a change of control of the Company that could have been at a premium price to our stockholders. Our Board of Directors has issued four million shares of such preferred stock as Series A Preferred Stock and the holders of the Series A Preferred Stock have certain voting and board appointment rights.

Certain provisions of our Certificate of Incorporation and Bylaws could discourage potential takeover attempts and make attempts to change management by stockholders difficult. Our Board of Directors has the authority to impose various procedural and other requirements that could make it more difficult for our stockholders to effect certain corporate actions. In addition, our Certificate of Incorporation provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote. Any vacancy on our Board of Directors may be filled only by a vote of the majority of directors then in office. Further, our Certificate of Incorporation provides that the affirmative vote of two-thirds of the shares entitled to vote, voting together as a single class, subject to certain exceptions, is required for certain business combination transactions. These provisions, and certain other provisions of our Certificate of Incorporation, could have the effect of delaying or preventing (i) a tender offer for our common stock or other changes of control of the Company that could be at a premium price or (ii) changes in our management.

In addition, certain provisions of Delaware law could have the effect of delaying or preventing a change of control of the Company. Section 203 of the Delaware General Corporation Law, for example, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met.

We Do Not Expect to Pay Cash Dividends on Common Stock in the Foreseeable Future.

We have not declared or paid cash or other dividends on our common stock and do not expect to pay cash dividends for the foreseeable future. Our ability to pay dividends is also restricted by the terms of our Series A Preferred Shares which require us to pay full cumulative dividends on the Series A Preferred Stock before making any dividend payment on our common stock. We currently intend to retain all future earnings for use in the operation of our business and to fund future growth. Any future cash dividends will depend upon our results of operations, financial conditions, cash requirements, the availability of a surplus and other factors.

We May Be Liable for Violating the Intellectual Property Rights of Third Parties, which Could Lead Us to Incur Substantial Litigation Expenses, and, If There Were an Adverse Judgment, Liability for Any Infringement.

We do not believe that the intellectual property important to the operation of our business, whether owned by us or licensed to us by a third party, infringes or violates the intellectual property rights of any other party. However, intellectual property litigation is increasingly common in the software industry. The risk of an infringement claim against us may increase over time as the number of competitors in our industry segment grows and the functionality of products overlaps. Third parties have, in the past, asserted infringement claims and could assert infringement claims against us in the future. Regardless of the merits, we could incur substantial litigation expenses in defending any such asserted claim. In the event of an unfavorable ruling on any such claim, a license or similar agreement may not be available to us on reasonable terms, if at all. Infringement may also result in significant monetary liabilities that could have a material adverse effect on our business, financial condition, and results of operations. We may not be successful in the defense of these or similar claims. We have taken steps to contractually limit our liability for the use of intellectual property licensed to us by third parties. However, there can be no guarantee that we have adequate protection.

Our Inability to Protect Our Intellectual Property Could Lead to Unauthorized Use of Our Products, which Could Have an Adverse Effect on Our Business.

We rely on a combination of trade secret, copyright and trademark laws, nondisclosure, non-compete, and other contractual provisions to protect our proprietary rights. In 2001, we filed our first patent application covering our developed technology, the Affinity CPOE software application. This application lapsed, and we have no patents. Measures taken by us to protect our intellectual property may not be adequate, and our competitors could independently develop products and services that are substantially equivalent or superior to our products and services. Any infringement or misappropriation of our proprietary software and databases could put us at a competitive disadvantage in a highly competitive market and could cause us to lose revenues, incur substantial litigation expense, and divert management’s attention from other operations.

We are Dependent upon Third Party Software Licenses in Connection with the Sale of Our Software. If These Licenses Are Not Renewed or Are Terminated, We May Not Be Able to Continue to Use the Related Technology on Commercially Reasonable Terms or at All.

We depend on licenses from a number of third party vendors for certain technology, including the computer hardware, operating systems, database management systems, programming language, and runtime environment, upon which we develop and operate our products. We are materially reliant upon licenses with the following third party vendors: InterSystems Corporation, Document Storage Systems, Inc., Megas Corporation, Unicor Medical, Oracle, Microsoft, Quovadx, the American Medical Association (AMA), and the American Hospital Association (AHA). Most of these licenses expire within three to five years. Such licenses can be renewed only by mutual consent and may be terminated if we breach the license terms and fail to cure the breach within a specified time period. If such licenses are terminated, we may not be able to continue using the technology on commercially reasonable terms or at all. As a result, we may have to discontinue, delay or reduce product shipments until equivalent technology is obtained, which could have a material adverse effect on our business, financial condition, and results of operations. However, as all application software companies, including QuadraMed and our competitors, are reliant on licensed technology and third party components, we believe our reliance on such technology and licenses places us at no competitive disadvantage.

At present, there is no equivalent technology for the InterSystems Corporation technology which is an integral component of our Affinity product line. The Company has entered into several agreements with InterSystems Corporation regarding the licensed technology relating to our Affinity product line. However, if InterSystems Corporation ceased to offer this technology and no other vendor provided the technology, we would be required to migrate our Affinity products to a new database platform or redesign our products to work with new software tools. This could be very costly and difficult to achieve and could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we would successfully migrate our Affinity products to a new platform. Most of our third-party licenses are non-exclusive and competitors may obtain the same or similar technology. In addition, if vendors choose to discontinue support of the licensed technology, we may not be able to modify or adapt our products.

We Face Product Development Risks Associated with Rapid Technological Changes.

The healthcare software market is highly fragmented and characterized by ongoing technological developments, evolving industry standards, and rapid changes in customer requirements. Our success depends on our ability to timely and effectively:

•	Offer a broad range of software products;

•	Enhance existing products and expand product offerings;

•	Respond promptly to new customer requirements and industry standards;

•	Remain compatible with popular operating systems and develop products that are compatible with the new or otherwise emerging operating systems; and

•	Develop new interfaces with competing HIS vendors to fully integrate our Quantim product suite in order to maximize features and functionality of the new products.

Our performance depends in large part upon our ability to provide the increasing functionality required by our customers through the timely development and successful introduction of new products and enhancements to our existing suite of products. We may not successfully, or in a timely manner, develop, acquire, integrate, introduce, or market new products or product enhancements. Product enhancements or new products developed by us also may not meet the requirements of hospitals or other healthcare providers and payers or achieve or sustain market acceptance. Our failure to either estimate accurately the resources and related expenses required for a project, or to complete our contractual obligations in a manner consistent with the project plan upon which a contract was based, could have a material adverse effect on our business, financial condition, and results of operations. In addition, our failure to meet a customer’s expectations in the performance of our services could damage our reputation and adversely affect our ability to attract new business.

A Significant Amount of Our Assets Comprise Goodwill, Customer Lists and Other Intangible Items Subject to Impairment and Adjustment That Could Possibly Negatively Impact Our Results of Operations and Stockholders’ Equity.

A significant amount of our assets comprise intangible assets, such as the value of the installed customer base, core technology, capitalized software, goodwill, and other identifiable intangible assets acquired through our acquisitions, such as trademarks.

Pursuant to SFAS No. 142, we must test goodwill and other intangible assets for impairment at least annually and adjust them when impaired to the appropriate net realizable value. We performed an impairment test on the carrying value of our goodwill and intangibles as of January 1, 2005 and 2004. We determined that there was no impairment as of these dates. In addition, our internally developed software has been capitalized assuming our earnings from these product developments exceed the costs incurred to develop them. If it is determined that these assets have been impaired and our future operating results will not support the existing carrying value of our intangible assets, we will be required to adjust the carrying value of such assets to net realizable value.

We, however, cannot predict that all of our intangible assets will continue to remain unimpaired. Our future operating results and stockholders’ equity could possibly decrease with any future impairment and write-down of goodwill, customer lists, or other such intangibles.

The Nature of Our Products Makes Us Particularly Vulnerable to Undetected Errors or Bugs that Could Reduce Revenues, Market Share or Demand for Our Products and Services.

Products such as those we offer may contain errors or failures, especially when initially introduced or when new versions are released. Although we conduct extensive testing on our products, software errors have been discovered in certain enhancements and products after their introduction. Despite such testing by us and by our current and potential customers, products under development, enhancements, or shipped products may contain errors or performance failures, resulting in, among other things:

•	Loss of customers and revenue;

•	Delay in market acceptance;

•	Diversion of resources;

•	Damage to our reputation; or

•	Increased service and warranty costs.

Any of these consequences could have a material adverse effect on our business, financial condition, and results of operations.

If Our Products Fail to Accurately Assess, Process, or Collect Healthcare Claims or Administer Managed Care Contracts, We Could Be Subject to Costly Litigation and Be Forced to Make Costly Changes to Our Products.

Some of our products and services are used in the payment, collection, coding, and billing of healthcare claims and the administration of managed care contracts. If our employees or products fail to accurately assess, process, or collect these claims, customers could file claims against us. Our insurance coverage may not be adequate to cover such claims. A successful claim that is in excess of, or is not covered by, insurance coverage could adversely affect our business, financial condition, and results of operations. Even a claim without merit could result in significant legal defense costs and could consume management time and resources. In addition, claims could increase our premiums such that appropriate insurance could not be found at commercially reasonable rates. Furthermore, if we were found liable, we may have to significantly alter one or more of our products, possibly resulting in additional unanticipated software development expenses.

Changes in Procurement Practices of Hospitals Have and May Continue to Have a Negative Impact on Our Revenues.

A substantial portion of our revenues has been and is expected to continue to be derived from sales of software products and services to hospitals. Hospitals are slow to make changes and generally favor their existing vendor when considering an upgrade in their systems. Consolidation in the healthcare industry, particularly in the hospital and managed care markets, could decrease the number of existing or potential purchasers of products and services and could adversely affect our business. In addition, the decision to purchase our products often involves a committee approval. Consequently, it is difficult for us to predict the timing or outcome of the buying decisions of our customers or potential customers. In addition, many healthcare providers are consolidating to create integrated delivery networks with greater regional market power. These emerging systems could have greater bargaining power, which may lead to decreases in prices for our products, which could adversely affect our business, financial condition, and results of operations.

The Department of Veterans Affairs is Soliciting Vendor Proposals for Most of the Products that We Provide to VA Hospitals. If Another Vendor is Selected or the Terms of our Contract are Modified in a Manner Materially Adverse to Us, Our Revenues from VA Hospitals Would be Significantly Reduced or Eliminated.

The Department of Veterans Affairs (“VA”) has issued a Request for Quote (“RFQ”) and accompanying Statement of Work soliciting proposals from vendors for encoder product suites for use at all VA hospitals and healthcare facilities. Currently, we provide HIM software to about 82 of the approximately 128 VA facilities, and 3M provides HIM software to the remaining VA facilities. As of December 31, 2004, we had approximately $12.9 million in annual revenue from providing VA facilities with HIM software, and our HIM software is about 90% of the products and services we provide to these facilities. The RFQ states that the VA’s solicitation may result in single or multiple awards. Accordingly, the VA may (i) award us with a single national contract; (ii) award us a contract, along with other vendors, under a new pricing schedule; or (iii) not award us with a contract for encoder products. We have submitted our response to the RFQ and anticipate the VA’s award decision on or before April 1, 2005. If we are awarded a contract with a pricing schedule materially below our current rates or we are not awarded a contract under this RFQ, our revenues from sales to VA hospitals may be substantially reduced or eliminated which may have a material adverse effect on our business, financial condition, and operating results. As the majority of our contracts with VA facilities do not expire until September 2005, an adverse decision under this RFQ should not have a material financial impact until the fourth quarter of 2005.

Changes in the Healthcare Financing and Reimbursement System Could Adversely Affect the Amount of and Manner in which Our Customers Purchase Our Products And Services.

Changes in current healthcare financing and reimbursement systems (e.g. Medicaid) could result in unplanned product enhancements, delays, or cancellations of product orders or shipments, or reduce the need for certain systems. We could also have the endorsement of products by hospital associations or other customers revoked. Any of these occurrences could have a material adverse effect on our business. Alternatively, the federal government recently mandated that all but small health care providers submit claims to Medicare in electronic format, which may positively affect our systems and product.

The healthcare industry in the United States is subject to changing political, economic, and regulatory influences that may affect the procurement practices and operations of healthcare organizations. The traditional hospital delivery system is evolving as more hospital services are being provided by niche, free standing practices and outpatient providers. The commercial value and appeal of our products may be adversely affected if the current healthcare financing and reimbursement systems were to change. During the past several years, the healthcare industry has been subject to increasing levels of governmental regulation. Proposals to reform the healthcare system have been and are being considered by the United States Congress. These proposals, if enacted, could adversely affect the commercial value and appeal of our products or change the operating environment of our customers in ways that cannot be predicted. Healthcare organizations may react to these proposals by curtailing or deferring investments, including those for our products and services. In addition, the regulations promulgated under HIPAA could lead healthcare organizations to curtail or defer investments in non-HIPAA related features in the next several years.

The Variability and Length of Our Sales Cycle for Our Products May Exacerbate the Unpredictability and Volatility of Our Operating Results.

We cannot accurately forecast the timing of customer purchases due to the complex procurement decision processes of most healthcare providers and payers. How and when to implement, replace, expand or substantially modify an information system are major decisions for hospitals, and such decisions require significant capital expenditures by them. As a result, we typically experience sales cycles that extend over several quarters. In particular, our Affinity enterprise software has a higher average selling price and longer sales cycle than many of our other products. As a result, we have only a limited ability to forecast the timing and size of specific sales, making the prediction of quarterly financial performance more difficult.

We Operate in a Highly Competitive Market.

Competition for our products and services is intense and is expected to increase. Increased competition could result in reductions in our prices, gross margins, and market share and have a material adverse effect on our business, financial condition, and results of operations. We compete with other providers of healthcare information software and services, as well as healthcare consulting firms. Some competitors have formed business alliances with other competitors that may affect our ability to work with some potential customers. In addition, if some of our competitors merge, a stronger competitor may emerge. Some principal competitors include:

•	In the market for enterprise healthcare information systems: McKesson Corporation, Inc., Shared Medical Systems, Inc., a division of Siemens, MediTech Corporation, Eclipsys Corporation, Cerner, and IDX Corporation;

•	In the market for electronic document management products: McKesson Corporation, SoftMed Corporation Inc., FileNet, Lanvision, MedPlus, and Eclipsys Corporation;

•	In the market for MPI products and services: Madison Technologies, Inc., McKesson Corporation, Shared Medical Systems, Inc., a division of Siemens, and Medibase;

•	In the market for decision support products: Eclipsys Corporation, Healthcare Microsystems, Inc., a division of Health Management Systems Inc., McKesson Corporation, Shared Medical Systems, Inc., a division of Siemens, and MediQual Systems, Inc., a division of Cardinal Health, Inc.;

•	In the market for coding, compliance, data, and record management products in the Health Information Management Software Division: 3M Corporation, SoftMed Corporation, Inc., MetaHealth, Eclipsys Corporation and HSS, Inc.;

•	In the market for financial services: Advanced Receivables Strategy, Inc., a division of Perot Systems Corporation, NCO Group, Inc., Outsourcing Solutions, Inc., Health Management Systems, Inc., and Triage Consulting Group.

Prospective customers may evaluate our products’ capabilities against the merits of their existing information systems and expertise and may decide to stay with their incumbent vendor because of the cost associated with conversion. In addition, existing and prospective customers may be reluctant to buy from us because of the losses we have incurred in recent years.

Many of our competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources, and market recognition than we have. These competitors may be in a position to devote greater resources to the development, promotion, and sale of their products than we can. Our competitors also have, or may develop or acquire, substantial installed customer bases in the healthcare industry. As a result of these factors, our competitors may be able to respond more quickly to new or emerging technologies, changes in customer requirements, and changes in the political, economic or regulatory environment in the healthcare industry.

As a result of the current emphasis on patient safety, the selection of a new Hospital Information System is frequently based on the strength of the vendor’s clinical application and many of our competitors have invested considerably more in clinical development than we have.

Major software information systems companies, including those specializing in the healthcare industry, that do not presently offer competing products may enter our markets.

We may not be able to compete successfully against current and future competitors, and such competitive pressures could materially adversely affect our business, financial condition, and operating results.

We Have Encountered Significant Challenges Integrating Acquired Businesses, and Future Transactions May Adversely Affect Our Business, Operations, and Financial Condition.

From 1993 to 1999, we completed 28 acquisitions, and we encountered significant challenges integrating the acquired businesses into our operations. From 2000 through 2003, we made significant progress toward that integration. However, we continue to support several different technology platforms. In February 2004, we acquired Détente Systems Pty Limited, an Australian proprietary limited company, and Détente Systems Trust, an Australian business trust, and in June 2004, we acquired Tempus Software, Inc., a Florida corporation. In the future, we plan to make investments in or acquire additional complementary businesses, products, services or technologies. These investments and acquisitions will create new integration challenges. Some of the challenges we have encountered, and may encounter with acquisitions in the future, in integrating acquired businesses have included:

•	Interruption, disruption or delay of our ongoing business;

•	Distraction of management’s attention from other matters;

•	Additional operational and administrative expenses;

•	Difficulty managing geographically dispersed operations;

•	Failure of acquired businesses to achieve expected results, resulting in our failure to realize anticipated benefits;

•	Write-down or reclassification of acquired assets;

•	Failure to retain key acquired personnel and difficulty and expense of training those retained;

•	Increases in stock compensation expense and increased compensation expense resulting from newly hired employees;

•	Assumption of liabilities and potential for disputes with the sellers of acquired businesses;

•	Customer dissatisfaction or performance problems related to acquired businesses;

•	Failure to maintain good relations with customers or suppliers;

•	Exposure to the risks of entering markets in which we have no direct prior experience and to risks associated with market acceptance of acquired products and technologies; and

•	Platform and technical issues related to integrating systems from various acquired companies.

All of these factors have had an adverse effect on our business, financial condition, and results of operations in the past, and could have an adverse effect in the future.

No Mirror Processing Site for Our Customer Data Processing Facilities Exists; Our Business, Financial Condition, and Results of Operations Could Be Adversely Affected if These Facilities Were Subject to a Closure from a Catastrophic Event or Otherwise.

We currently process substantially all of our customer data at several of our facilities across the United States. Although we back up our data nightly and have safeguards for emergencies, such as power interruption or breakdown in temperature controls, we have no mirror processing site to which processing could be transferred in the case of a catastrophic event at any of these facilities. If a major catastrophic event occurs at these facilities possibly leading to an interruption of data processing, or any other interruption or closure, our business, financial condition, and results of operations could be adversely affected.

We May Be Required to Make Substantial Changes to Our Products if They Become Subject to FDA Regulation, which Could Require a Significant Capital Investment.

Computer products used or intended for use in the diagnosis, cure, mitigation, treatment, or prevention of diseases or other conditions or that affect the structure or function of the body are subject to regulation by the FDA under the Federal Food, Drug and Cosmetic Act. At present, none of our software products are so regulated. In the future, the FDA could determine that some of our products, because of their predictive aspects, are clinical decision tools and subject them to regulation. Compliance with FDA regulations could be burdensome, time consuming, and expensive. Other new laws and regulations affecting healthcare software development and marketing also could be enacted in the future. If so, it is possible that our costs and the length of time for product development and marketing could increase and that other unforeseeable consequences could arise.

Governmental Regulation of the Confidentiality of Patient Health Information Could Result in Our Customers Being Unable to Use Our Products Without Significant Modification, which Could Require Us to Expend Substantial Amounts.

There is substantial state and federal regulation of the confidentiality of patient health information and the circumstances under which such information may be used by, disclosed to, or processed by us as a consequence of our contacts with various health plans and healthcare providers. Although compliance with these laws and regulations is presently the principal responsibility of the health plan, hospital, physician, or other healthcare provider, regulations governing patient confidentiality rights are dynamic and rapidly evolving. As such, laws and regulations could be modified so that they could directly apply to us. Also, changes to the laws and regulations that would require us to change our systems and our methods may be made in the future, which could require significant expenditure of capital and decrease future business prospects. Also, additional federal and state legislation governing the dissemination of patient health information may be proposed and may be adopted, which may also significantly affect our business. Finally, certain existing laws and regulations require healthcare entities to pass-on their obligations to other entities with which they do business, through a contract; as such, QuadraMed is indirectly impacted by various additional laws and regulations.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) is a federal law that affects the use, disclosure, transmission and storage of individually identifiable health information referred to as protected health information or “PHI.” As directed by HIPAA, the United States Department of Health and Human Services (“HHS”) must promulgate standards or rules for certain electronic health transactions, code sets, data security, unique identification numbers, and privacy of protected health information. HHS has issued some of these rules in final form, while others remain in development. In general, under these rules, we function as a “business associate” to some of our customers (who are considered to be “covered entities” under HIPAA). In some instances, we also may function as a healthcare clearinghouse (which is a “covered entity” under HIPAA). The three rules relevant to QuadraMed – the Transaction Rule, the Privacy Rule, and the Security Rule – are discussed below. It is important to note that HHS could, at any time in the future, modify any existing final rule in a manner that could require us to change our systems or operations.

First, HHS has published a final rule governing transactions and code set standards (“Transactions Rule”). The Transactions Rule had a compliance date of October 16, 2003. To the extent necessary to help our covered entity customers conduct transactions, our current products and services meet the requirements of the Transactions Rule. Nevertheless, as noted above, HHS may make further revisions to the Transactions Rule, which could require us to change our products and systems to enable our covered entity customers to meet such obligations.

Second, HHS has published a final HIPAA privacy rule (“Privacy Rule”) which had a compliance date of April 14, 2003. The Privacy Rule is complex and far reaching. Similar to the Transactions Rule, and as noted above, the Privacy Rule directly applies to covered entities. Also, covered entities are, in most instances, required to execute a contract with any business associate that performs certain services on the covered entity’s behalf involving the exchange or creation of protected health information. QuadraMed’s hospital and health plan customers are covered entities, and to the extent that QuadraMed is required by its customer contracts to ensure that it complies with various aspects of the Privacy Rule, QuadraMed meets the requirements of the Privacy Rule. Further, in QuadraMed’s capacity as a healthcare clearinghouse, it is directly subject to the Privacy Rule’s requirements. QuadraMed currently is compliant with all necessary requirements of the Privacy Rule in its role as a clearinghouse. The Privacy Rule and other similar state healthcare privacy regulations could materially restrict the ability of healthcare providers and health plans to disclose protected health information from patient records using our products and services, or it could require us to make additional capital expenditures to be in compliance. Accordingly, the Privacy Rule and state privacy laws may significantly impact our product’s use in the healthcare delivery system and, therefore, decrease our revenue, increase working capital requirements and decrease future business prospects.

Third, HHS has published the final HIPAA security rule (“Security Rule”) with a compliance date of April 20, 2005. The Security Rule applies to the use, disclosure, transmission, storage and destruction of electronic protected health information by covered entities. Per the Security Rule, covered entities must implement administrative, technical and physical security measures to safeguard electronic protected health information. Also, as with the Privacy Rule, under the Security Rule, covered entities are required to contractually bind their business associates to certain aspects of the Security Rule. As such, where QuadraMed functions as a business associate to a customer that is a covered entity, it will be required to enter into a business associate contract with that customer. Implementing such measures may require us to expend substantial capital due to required product, service, and procedure changes.

QuadraMed has completed modifications to its business practices and software offerings so that it is able to assist its customers in complying with the Transaction and Privacy Rules, and continues to implement modifications relevant to the Security Rule. However, HHS continues to publish change notices to the existing rules and propose new rules. There is no certainty that QuadraMed will be able to respond to all such rules in a timely manner and our inability to do so could adversely affect our business.

Government Regulation to Adopt and Implement ICD-10-CM and ICD-10-PCS Medical Code Set Standards Could Require Substantial Modification of our Coding and Compliance Software.

The American Health Information Management Association (“AHIMA”) and other prominent healthcare industry advocacy groups are calling on the Department of Health and Human Services (HHS) and the healthcare industry to take action to adopt and implement ICD-10-CM and ICD-10-PCS code sets, rules, and guidelines as a replacement for current ICD-9-CM guidelines used in our software products. Adoption of these new code sets would require us to change our systems and our methods which could require a significant expenditure of software development capital and decrease future business prospects for our current product line.